EXHIBIT 5.1

February 28, 2014

The Digital Development Group Corp.
6630 Sunset Blvd.

Los Angeles, California 90028

Re:

Amendment No. 1 to Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as special counsel to The Digital Development Group Corp., a Nevada corporation (the "Company"), in connection with the preparation and filing with the Securities and Exchange Commission of an Amendment No. 1 to the Registration Statement on Form S-8 (the "Registration Statement") under the Securities Act of 1933, as amended, relating to the registration of an additional 3,000,000 shares of the Company's common stock, $0.001 par value per share (the "Shares"), issuable pursuant to the Company's 2014 Equity Incentive Plan, as amended (the "Plan").  This opinion is being furnished in accordance with the requirements of Item 8 of Form S-8 and Item 601(b)(5)(i) of Regulation S-K.

We have reviewed the Company's charter documents and the corporate proceedings taken by the Company with respect to the establishment of the Plan. With respect to the foregoing documents, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to originals of all documents submitted to us as certified or reproduced copies. We also have obtained from the officers of the Company certificates as to certain factual matters necessary for the purpose of this opinion and, insofar as this opinion is based on such matters of fact, we have relied on such certificates without independent investigation.

Based on such review, we are of the opinion that, if, as and when the Shares are issued and sold (and proper and sufficient consideration therefor received and appropriate stock certificates therefor executed and delivered) pursuant to the provisions of the Plan, such shares will be validly issued, fully paid and nonassessable.

We consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement.

We express no opinion on securities issued pursuant to any other registration statement of the Company.

This opinion letter is rendered as of the date first written above and we disclaim any obligation to advise you of facts, circumstances, events or developments which hereafter may be brought to our attention and which may alter, affect or modify the opinion expressed herein.  Our opinion is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company, the Plan, or the Shares issuable under the Plan. We advise you that we are licensed to practice law in the States of California, Minnesota and the District of Columbia.

Respectfully submitted, /s/ Steven James Davis, A Professional Corporation Steven James Davis, A Professional Corporation